Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File No. 333-289091) and on Form S-8 (File Nos. 333-225774 and 333-265804) pertaining to (i) the Blackstone Mortgage Trust, Inc. 2018 Stock Incentive Plan and (ii) the Blackstone Mortgage Trust, Inc. Stock Incentive Plan of our report dated February 11, 2026 relating to the consolidated financial statements and financial statement schedule of Blackstone Mortgage Trust, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Blackstone Mortgage Trust, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, NY
February 11, 2026